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                                EXHIBIT NO. 5.1
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                                                                  (214) 740-8553

                                 July 24, 1995

Comstock Resources, Inc.
5005 LBJ Freeway
Suite 1000
Dallas, Texas  75244

     Re: Registration of 925,000 shares of Common Stock pursuant to a Registration Statement on Form S-3

Gentlemen:

     We have acted as counsel for Comstock Resources, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement on Form S-3 (the "Registration Statement"), of 925,000 shares of Common Stock, $.50 par value, of the Company (the "Common Stock") previously issued or to be issued in the future to certain selling shareholders (the "Selling Shareholders") identified in the Registration Statement.

     We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purpose of giving the opinion hereinafter set forth. We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

     Based upon the foregoing, having regard for such legal considerations as we deem relevant, and assuming, with respect to the shares of Common Stock hereafter to be issued to the Selling Shareholders (i) the legal existence of the Company and the availability of a sufficient number of shares of Common Stock authorized by the Company's Articles of Incorporation then in effect, and
(ii) no change occurs in applicable law or the pertinent facts, we are of the opinion that the 925,000 shares of Common Stock that have been or may hereafter be issued to and sold by the Selling Shareholders, as described in the Registration Statement, have been, or to the extent applicable, will, upon declaration, issuance and delivery as contemplated by the Registration Statement in lieu of the payment of cash dividends declared on the Company's Series 1995 Convertible Preferred Stock, be duly authorized and legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. By so consenting, we do not thereby admit that our firm's consent is required by
Section 7 of the Securities Act.

                                        Very truly yours,

                                        LOCKE PURNELL RAIN HARRELL
                                        (A Professional Corporation)


                                        By: /s/ JACK E. JACOBSEN
                                            --------------------------------
                                              Jack E. Jacobsen